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                                                               EXHIBIT 8.2

                  [NIXON, HARGRAVE, DEVANS & DOYLE LLP]

                                           To Be Dated the Date of Closing

ACC Corp.

400 West Avenue

Rochester, New York 14611

Gentlemen:

  You have requested our opinion as to certain federal income tax consequences of the merger (the "Merger") of Merger Co., Inc. ("Merger Sub"), a wholly-owned subsidiary of Teleport Communications Group, Inc. ("TCG"), with and into ACC Corp. ("ACC") pursuant to the Agreement and Plan of Merger dated as of November 26, 1997, by and among TCG, Merger Sub and ACC (the "Agreement"). This opinion is being furnished pursuant to Section 6.2.5 of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

  The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change or modification at any time.

  In rendering the opinions set forth herein, we have examined copies of (i) the Agreement; (ii) the Registration Statement on Form S-4 (Registration No. 333-45833) of TCG filed with the Securities and Exchange Commission (the "Commission") on February 9, 1998, as amended by Amendment No. 1 thereto filed with the Commission on March 27, 1998 (the "Registration Statement"), which was declared effective by the Commission on March 27, 1998; and (iii) the Proxy Statement/Prospectus dated March 27, 1998 of TCG and ACC included in the Registration Statement. In addition to these documents, we have relied upon the attached certification letters containing representations of members of management of TCG and ACC as to certain factual matters.

  On January 8, 1998 TCG entered into an Agreement and Plan of Merger (the "AT&T Merger Agreement") with AT&T Corp. ("AT&T") and TA Merger Corp., a wholly-owned subsidiary of AT&T. It has been represented to us that at the time the Agreement was entered into there was no agreement or commitment by TCG to enter into the AT&T Merger Agreement and that ACC was not aware of any negotiations between TCG and AT&T. It has been represented to us, and we assume, that the Merger will occur prior to the acquisition of TCG by AT&T as described in the AT&T Merger Agreement. We have relied on certain additional representations from TCG regarding the AT&T Merger Agreement and are relying in particular on the representations from ACC and TCG that the sole consideration (other than cash paid in lieu of fractional shares which will be paid by the acquired corporation without reimbursement by the acquiring corporation or affiliates) is voting stock of TCG in the case of the Agreement and voting stock of AT&T in the case of the AT&T Merger Agreement.

  Also, in rendering the opinions set forth herein, we have assumed (i) that the Merger will be consummated in accordance with the terms of the Agreement and prior to the acquisition of TCG by AT&T pursuant to the AT&T Merger Agreement; (ii) if the acquisition of TCG by AT&T occurs, it will be in accordance with the

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terms of the AT&T Merger Agreement; (iii) the genuineness of all signatures on documents we have examined; (iv) the authenticity of all documents submitted to us as originals; (v) the conformity to the original documents of all documents submitted to us as copies; (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (vii) the accuracy and completeness of all documents made available to us; and (viii) the accuracy as to facts of all representations, warranties and written statements. We have also assumed that all of the parties have complied and will continue to comply with their covenants relating to the Merger.

  Based on and subject to the foregoing, it is our opinion that:

    1. The Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

    2. TCG, Merger Sub and ACC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    3. No gain or loss will be recognized by TCG, Merger Sub or ACC as a result of the Merger.

    4. No gain or loss will be recognized by a holder of ACC Common Stock upon the exchange of ACC Class A Common Stock for TCG Class A Common Stock as a result of the Merger.

    5. The basis of the TCG Class A Common Stock received by each holder of ACC Class A Common Stock pursuant to the Merger will be the same as the basis of the ACC Class A Common Stock surrendered in exchange.

    6. The holding period for the TCG Class A Common Stock received by each holder of ACC Class A Common Stock will include the period during which the ACC Class A Common Stock surrendered in exchange by such ACC shareholder was held, provided that the ACC Class A Common Stock is held as a capital asset in the hands of the ACC shareholder on the effective date of the Merger.

    7. The payment of cash in lieu of fractional share interests will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by TCG, and such cash payments will be treated as redemptions of stock, subject to the provisions of Section 302(a) of the Code.

  This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person without our written consent (which consent we hereby grant with respect to the filing of the Registration Statement). This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                          Very truly yours,

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                                  CONSENT

  We hereby consent to the reference to our firm name under the caption "THE MERGER--Certain Federal Income Tax Consequences" and to the inclusion of our form of tax opinion as an exhibit to the Registration Statement of TCG on Form S-4.

                                          Nixon, Hargrave, Devans & Doyle llp